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[Ibis LOGO]
Technology Corporation

CONTACT:

Timothy Burns                              Van Negris/John P. Kehoe
Ibis Technology Corporation                Kehoe, White, Savage & Company, Inc.
(508) 777-4247                             (212) 888-1616




FOR IMMEDIATE RELEASE
---------------------

                 MARTIN J. REID TO SUCCEED DR. GEOFFREY RYDING
    AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF IBIS TECHNOLOGY CORPORATION

DANVERS, MA -- OCTOBER 24, 1997 -- Martin J. Reid, 56, has been named President, Chief Executive Officer and Director of Ibis Technology Corporation (Nasdaq:
IBIS), the leading supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) wafers to the semiconductor industry. Mr. Reid will assume the positions effective December 1, 1997 and will succeed Dr. Geoffrey Ryding, 55, who will remain on the Board of Directors and continue to serve as a consultant to the Company.

Dr. Geoffrey Ryding, President and Chief Executive Officer, said: "I have been involved in the semiconductor industry for over 30 years and my primary focus has been on equipment development. Now that the equipment development work at Ibis is largely completed, I am delighted to turn over the reins of Ibis to Martin Reid. Martin's appointment as Chief Executive Officer is consistent with the management requirements associated with the strategic change in emphasis of Ibis' business to now focus on SIMOX-SOI materials and applications. Although I will be pursuing other non-competitive opportunities in the area of equipment technology, I remain committed to Ibis and will continue to give my full support to the Company."

Richard Hodgson, Chairman of the Board of Ibis Technology Corporation, stated:
"We wish to acknowledge the exceptional contributions of Dr. Geoffrey Ryding in establishing core SIMOX-SOI technology as a viable candidate for mainstream commercial applications and Ibis as a major player in the emerging global SOI marketplace. Ibis has been fortunate to enjoy the services of Dr. Ryding, whose preeminence in the equipment industry is widely recognized, during the period when the Company's primary focus was on the development of the Ibis 1000 implanter and related technologies. All of us at Ibis wish him well in his diverse business activities going forward and are very pleased that he has chosen to remain a Director."

Martin J. Reid comes to Ibis with over 25 years experience in the semiconductor industry, where he served most recently until July 1996 as President and Chief Executive Officer of Alpha Industries, Inc. (AMEX: AHA), an approximately $100 million corporation. Over a period of 20 years at Alpha, he helped increase the silicon semiconductor business ten-fold and started a new Gallium-Arsenide
(GaAs) integrated circuit technology which became the company's largest growth area. Gallium-Arsenide material technology is used to fabricate monolithic circuits in the accelerating wireless cellular telephone and personal communications markets. Mr. Reid also established Alpha as a major supplier to leading worldwide OEM cellular telephone manufacturers. Beginning in July of 1996, he assumed an advisory role at Alpha in which he focuses on business and strategic issues related to the wireless and semiconductor technologies.


                                     -more-


   IBIS TECHNOLOGY CORPORATION    32A Cherry Hill Drive    Danvers, MA 01923
        Telephone (508) 777-4247 or (508) 777-IBIS    Fax (508) 777-6570

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IBIS TECHNOLOGY CORPORATION
Page Two
October 24, 1997



Mr. Reid continues to serve on the boards of directors of Alpha Industries, Inc. and Secure Technologies, Inc. He is also an advisor to various companies on the latest emerging semiconductor technology trends. Mr. Reid received both his BSEE and MSEM from Northeastern University and is a member of IEEE and other IEEE professional groups.

Dr. Ryding continued: "Martin has had a technologically diverse and successful career in growing high technology businesses, has a strong understanding of technology trends and is ideally suited to assume the executive leadership of Ibis. His experiences, accomplishments and leadership skills in business and technology areas, which are closely related to Ibis' marketplace, mesh well with Ibis' new challenges and opportunities as customers move into full scale commercial production utilizing SIMOX-SOI wafers. I look forward with enthusiasm to Martin's contributions to our Company."

Martin J. Reid, incoming President and Chief Executive Officer of Ibis Technology Corporation, stated: "I am honored to be joining Ibis at this stage in the Company's development. From my perspective of over 25 years in the industry, I believe that the technology "sweet spot" the market is seeking -- the ability to design high performance circuits that operate at high speeds and low operating voltages -- is made possible by the unique advantages offered by Ibis' SIMOX-SOI technology. Mainstream commercial applications have already been built or demonstrated on SIMOX-SOI ranging from SRAMs and DRAMs to RF devices to gate arrays to integrated optical circuits and much more. I look forward to working with Geoff and Ibis' other highly talented and energetic professionals in realizing the potentials of SIMOX-SOI."

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at http://www.ibis.com.

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